Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports Year End and Fourth Quarter 2012 Results

Recent Highlights:

•	Eight additional LuViva® Advanced Cervical Scan units shipping to Canada
•	Edition 3 CE Marked LuViva units to ship in second quarter
•	$1.65 million raised in warrant exercises
•	Key European patent allowed

Norcross, GA (March 27, 2013) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the fourth quarter and year ended December 31, 2012.

Revenue for the fourth quarter of 2012 was approximately $1.0 million, compared to approximately $896,000 in the fourth quarter of 2011. Revenue for all of 2012 was approximately $3.3 million, compared to approximately $3.6 million for 2011. Fluctuations in revenue were due primarily to the timing of receivables. Revenue from the sale of demonstration LuViva® Advanced Cervical Scan devices, for the year ended December 31, 2012, was approximately $72,000.

The net loss attributable to common stockholders for the fourth quarter of 2012 was approximately $1.2 million, or $0.02 per share. This compares to a net loss attributable to common stockholders of approximately $2.8 million, or $0.05 per share, in the comparable quarter of 2011. The net loss attributable to common stockholders for 2012 was approximately $4.4 million, or $0.08 per share, compared to a net loss attributable to common stockholders of approximately $6.6 million, or $0.14 per share, for 2011.

Cash on hand at December 31, 2012, was approximately $1.0 million, as compared to approximately $2.2 million at December 31, 2011. Since January 1, 2013, approximately $1.65 million has been raised from warrant exercises. While additional funding is being sought to support manufacturing and marketing activities, management believes that its anticipated future sales, as well as other funds from partnerships and grants, should be sufficient to support existing operations through the second quarter of 2013.

“We are very pleased to be shipping eight additional LuViva devices and disposable Cervical Guides in the first quarter to our Canadian partner and are completing assembly of our first Edition 3 CE Marked units, which we anticipate shipping to Europe in the second quarter,” said Mark L. Faupel, Ph.D., Chief Executive Officer and President of Guided Therapeutics.

“As we ramp up our manufacturing, we are targeting 15 to 20 LuViva devices to the EU and other select markets in the second quarter and currently have commitments for the units along with a significant number of disposables. Our plan is to add distribution territories in conjunction with anticipated increases in our manufacturing capacity to carefully control the product roll out market to market.”

“We also received notice of allowance of a European patent for LuViva in January,” Dr. Faupel added. “The patent covers the fundamental spectroscopy of the platform technology from which the LuViva and esophageal cancer detection products are derived. Additionally, we received notice that our clinical trial results for LuViva will be published, pending acceptance of minor revisions, in a major peer-reviewed gynecology journal later this year. We also received notification of regulatory approval in Singapore and plan to open that market and surrounding territories to sales later this year. We continue to await word from the FDA regarding LuViva, which is expected later in the spring.”

“Work on our esophageal cancer program continues to move forward and in February we brought the worldwide rights to the technology back in house. We also received good news from the FDA that the esophageal product does not represent a significant risk to patients and therefore does not require an investigational device exemption in order to continue clinical trials later this year,” Dr. Faupel said.

Conference Call

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT on Thursday, March 28, 2013, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm or http://www.viavid.net. The live call is also available by dialing (888) 438-5535 or for international callers (719) 785-1765.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available, until April 4, 2013, by dialing (877) 870-5176 or for international callers (858) 384-5517, and using pin number 7470435.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics is also developing a non-invasive test for the early detection of esophageal cancer using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent quarterly reports.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011

(In Thousands, Except Per Share Data)

Three Months Ended Twelve Months Ended

December 31 December 31

In Thousands except per share data	2012	2011	2012	2011
Service Revenue	$ 1,012	$ 896	$ 3,338	$ 3,597

Sales Revenue	-	25	72	25
Cost of goods sold	-	106	117	106
Gross loss	-	(81)	(45)	(81)
Cost and Expenses
Claim Settlement	-	1,337	-	3,622
Research & Development	830	755	3,227	2,779
Sales and Marketing	153	87	424	287
General & Administration	1,196	1,518	3,923	3,584
Total Operating Expense	2,179	3,697	7,547	10,272

Operating Loss	(1,167)	(2,882)	(4,281)	(6,756)

Interest & Other Income (expense)	(20)	121	(72)	112

Net Loss	(1,187)	(2,761)	(4,353)	(6,644)

Net Loss Attributable to Common Stockholders	$ (1,187)	$ (2,761)	$ (4,353)	$ (6,644)

Basic and Diluted Net Loss per Share	$ (0.02)	$ (0.05)	$ (0.08)	$ (0.14)

Basic and Diluted Weighted Average Shares Outstanding	62,250	50,317	57,429	48,868

	December 31, 2012	December 31, 2011
Cash & Cash Equivalents	$ 1,044	$ 2,200
Working Capital	(472)	162
Total Assets	3,478	4,310
Accumulated Deficit	(92,098)	(85,089)
Stockholders’ Equity	1,133	1,473

Selected Balance Sheet Data (Unaudited)

(In Thousands)

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